Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-191153 and 333-198851) and Form S-8 (No. 333-37163, 333-39653, 333-58016, 333-71539, 333-111477, 333-119125, 333-119126, 333-145685, 333-170286, 333-183075, and 333-197971) of American Superconductor Corporation and its subsidiaries (the “Company”) of our report dated May 31, 2016, relating to our audits of the consolidated financial statements and the financial statement schedule as of March 31, 2016 and 2015 and for the three years ended March 31, 2016, and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2016, which appears in the Annual Report on Form 10-K of American Superconductor Corporation for the year ended March 31, 2016.

/s/ RSM US LLP

Boston, Massachusetts

May 31, 2016